Exhibit 11.1

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of Endless Corporation on Form 1-A of our report dated November 6, 2024, on our audits of the financial statements as of December 31, 2023, and 2022, and for each of the years then ended, which report is included in this Annual Report on Form 1-A to be filed on or about January 16, 2025.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

January 16, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com